EXHIBIT 21

Subsidiaries of Registrant

1. KT Services, Inc.	2. Key Tronic Europe, LTD
100% owned subsidiary	100% owned subsidiary
Incorporated in the State of Washington	Incorporated in the Cayman Islands

3. Key Tronic Juarez, SA de CV	4. Key Tronic China LTD
100% owned subsidiary	100% owned subsidiary
Incorporated in Mexico	Incorporated in the State of Washington

5. Key Tronic Computer Peripherals (Shanghai) Co. LTD	6. Key Tronic Reynosa, S.A. de CV
100% owned subsidiary	100% owned subsidiary
Incorporated in Republic of China	Incorporated in Mexico